Exhibit 99.2

FORM OF RESCISSION OFFER

ACCEPTANCE FORM

[NAME]
[ADDRESS #1]
[ADDRESS #2]
[CITY, STATE, ZIP]
[USA]

IDENTIFICATION NUMBER: [UNIQUE IDENTIFICATION NUMBER]

You may elect to accept or reject the Rescission Offer. If you wish to reject the Rescission Offer, do not return this form. You do not need to do anything to reject the Rescission Offer.

If you wish to accept the Rescission Offer, please complete, sign and return this form pursuant to the Instructions below and ensure its receipt by 11:59 p.m., U.S. Central time, on July 27, 2012 (the “Expiration Date”), which is 28 days from the date of the prospectus dated June 29, 2012 (the “Prospectus”) of Monsanto Company.

We urge you to review the Prospectus carefully before deciding whether to accept or reject the Rescission Offer.

Ladies and Gentlemen:

The undersigned acknowledges receipt of the Prospectus of Monsanto Company (the “Company”), pursuant to which the Company offers to rescind (the “Rescission Offer”) the purchase of units (the “Units”) in the Monsanto (Employee) Stock Fund or the Monsanto (Employer) Stock Fund (collectively, the “Stock Funds”) purchased by the undersigned from May 1, 2011, through June 22, 2012 (the “Purchase Period”).

Effective as of the Expiration Date, the undersigned hereby accepts the Rescission Offer for all Units purchased by the undersigned during the Purchase Period upon the terms and subject to the conditions set forth in the Prospectus. To the extent that the undersigned still holds such Units, the undersigned directs the Trustee to sell the Units held in the undersigned’s Plan account that are being repurchased effective as of the Expiration Date.

The undersigned directs the Trustee to credit all proceeds pursuant to the Rescission Offer to the undersigned’s Plan account for investment or distribution in accordance with the terms of the Prospectus. The undersigned acknowledges that he or she is not eligible to accept the Rescission Offer with respect to Units for which the undersigned would receive an amount per Unit that is less than the value per Unit on the Expiration Date.

If the undersigned is a current participant in the Plan and an active employee of Monsanto, the undersigned acknowledges that payments to the undersigned pursuant to the Rescission Offer will be reinvested in accordance with the undersigned’s current investment elections for new contributions in the Plan. If the undersigned is a current participant in the Plan, but is not an active employee of Monsanto or does not have current investment elections on file, the undersigned acknowledges that payments to the undersigned pursuant to the Rescission Offer will be reinvested in the Moderately Aggressive Pre-Mixed Diversified Portfolio. The undersigned further acknowledges that transfers out of the Monsanto Stock Funds related to the undersigned’s Plan account will be temporarily suspended during the blackout period that begins at 12:00 a.m., U.S. Central time, on July 30, 2012 and will end up to three to five business days later. Information regarding the exact ending date of the blackout period, once known, will be readily available, without charge, by contacting the Benefits Center at 800-338-3308, (say “Savings” or dial 1).

If the undersigned has previously directed and caused a prior distribution of all of his or her investment in the Plan and no longer holds an individual account in the Plan, a Plan account will be created for the undersigned and proceeds will be credited to the account and invested in the Moderately Aggressive Pre-Mixed Diversified Portfolio. The undersigned acknowledges that if payments pursuant to the Rescission Offer are not rolled over into an individual retirement account or a qualified retirement plan, and the undersigned receives a distribution from the Plan, such distribution will generally be taxable as ordinary income to the undersigned. The undersigned further acknowledges that an additional ten percent income tax may be imposed on such distribution depending on the undersigned’s age.

You should write down your identification number set forth on the front page of this form as you will need to provide it if you want to revoke your acceptance prior to the Expiration Date.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence

Telephone Number

Identification Number (shown on the front page of this form)

INSTRUCTIONS TO RESCISSION OFFER ACCEPTANCE FORM

1.	Accepting the Rescission Offer: In order to accept the Rescission Offer, you must:

A.	Sign and date the Rescission Offer Acceptance Form and complete the name, address, date, telephone number, and identification number information above; and

B.	Mail or fax the Rescission Offer Acceptance Form so that it is received by Monsanto before 11:59 p.m., U.S. Central time, on July 27, 2012. You may mail or overnight your Rescission Offer Acceptance Form to:

Monsanto Company Rescission Offer

Broadridge Corporate Issuer Solutions, Inc.

1981 Marcus Avenue

Lake Success, NY 11042

You may fax your Rescission Offer Acceptance Form to 516-472-5404.

If you choose to accept the Rescission Offer, the Company recommends that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date of July 27, 2012 to ensure its receipt by the Expiration Date. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

We must receive your properly completed and legible Rescission Offer Acceptance Form on or before 11:59 p.m., U.S. Central time, on the Expiration Date July 27, 2012, otherwise, you will be deemed to have rejected the Rescission Offer. We will, in our sole discretion, determine whether your Rescission Offer Acceptance Form has been properly completed and whether you are eligible to accept the Rescission Offer.

Proceeds will be disbursed to your Plan account within a period of up to three to five business days following the Expiration Date. You may confirm that the proceeds have been disbursed to your Plan account by viewing your online account history as described under “Questions and Answers about the Rescission Offer—Where can I find information about my purchases and sales of Units.”

We recommend that you write down your identification number printed on the front page of your Rescission Offer Acceptance Form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance prior to the Expiration Date.

Questions: All determinations with respect to the Rescission Offer Acceptance Form and the Rescission Offer (including issues relating to the timeliness or effectiveness of any election) will be made by Monsanto, which determinations shall be final and binding. All questions regarding the Rescission Offer can be directed to the Monsanto Rescission Offer Call Center at 800-278-2141, Monday through Friday, except holidays, between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central time. If you are outside of the United States, you may call the Rescission Offer Call Center collect by asking your local operator to connect you to an AT&T international operator, who should be able to assist you in dialing a collect call to the U.S. toll-free number above.

2. Applying	the FIFO principle to Unit purchases and sales:

In order to follow the First-In, First-Out (FIFO) calculation, the Company must match up each participant’s purchases of Rescission Offer Units to the sale of such Units. Rescission Offer Units are considered as those purchased after May 1, 2011, through June 22, 2012. An example of a hypothetical FIFO calculation is shown below.

Let’s assume that Smith has 100 units of the Monsanto (Employee) Stock Fund at May 1, 2011 (“Pre-Purchase Period Units”).

Additionally, he has the following transaction history:

(1)	(2)	(3)
Type	Date of Transaction	Units
Sale 1	05/04/2011	50
Purchase 1	05/10/2011	20
Sale 2	07/01/2011	30
Sale 3	08/15/2011	40
Purchase 2	09/01/2011	30
Sale 4	03/30/2012	10

In order to follow the FIFO calculation, Smith first identifies the date and number of Units of the first sale of Rescission Offer Units. This is done by chronologically reducing Smith’s opening balance by each sale until that remaining balance is zero. Smith’s calculation looks like this:

	Date	Sales of Pre- Purchase Period Units	Balance of Pre-Purchase Period Units After Transaction	Rescission Offer Unit Purchases	Rescission Offer Unit Sales	Rescission Offer Unit Balance After Transaction
Opening Balance	05/01/2011		100			0
Sale 1	05/04/2011	50	50		0	0
Purchase 1	05/10/2011		50	20		20
Sale 2	07/01/2011	30	20		0	20
Sale 3	08/15/2011	20	0		20	0
Purchase 2	09/01/2011		0	30		30
Sale 4	03/30/2012		0		10	20

Given the data shown in the attached example, Smith would apply the formulas described on the first page of the Rescission Offer to those sales that are under the Rescission Offer Unit Sales column. This will determine whether the Units were sold at a loss.

For example, after Smith’s transaction on 8/15/2011, Smith sold 20 Rescission Offer Units that were purchased on 5/10/2011. Suppose that he purchased those Units at a Net Asset Value (NAV) of $100, and then sold them at a NAV of $110. In this case, Smith benefited from a gain on the sale, and no Rescission Offer would apply for that transaction. However, if Smith had purchased those Units at a NAV of $100 and sold them at a NAV of $90, then Smith would have sold at a loss. In this case the Rescission Offer does apply.

Finally, the Company will need to determine for Smith what Rescission Offer Units are still being held. The eligible Units are those Rescission Offer Unit purchases that were not subsequently sold. The aggregate number will be shown in the last row under the Rescission Offer balance column. The Company would then apply the formulas described on the first page of the Rescission Offer prospectus to those Units to determine if the Rescission Offer is financially beneficial.

For example, Smith bought 30 Rescission Offer Units on 9/1/2011 and subsequently sold 10 of them on 3/30/2012, leaving 20 units remaining. These 20 units are still being held by Smith. Suppose Smith bought these 20 units at a NAV of $85. With interest to the end of the expiration period, the NAV per unit increases to approximately $100. If the final NAV price at the end of the Rescission Offer Period is $110, then Smith is holding Rescission Offer Units at a gain, and the rescission offer would not apply. If the final NAV price at the end of the Rescission Offer Period is $90, then Smith is holding Rescission Offer Units at a loss, and the rescission offer does apply.